Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated and effective as of March 19, 2021 (the “Effective Date”) by and between SILICON VALLEY BANK, a California corporation (“Bank”), BIODESIX, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

1ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP (except with respect to unaudited financial statements for the absence of footnotes and subject to year-end audit adjustments, provided, however, that if at any time any change in GAAP would affect the computation of any covenant or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2LOAN AND TERMS OF PAYMENT

2.1Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1Term Loan Advance.

(a)Availability.  Subject to the terms and conditions of this Agreement, on the Effective Date, Bank shall make one (1) term loan advance to Borrower in an original principal amount equal to Thirty Million Dollars ($30,000,000) (the “Term Loan Advance”).

(b)Repayment.  The Term Loan Advance shall be “interest-only” through the Interest-Only Period, with interest due and payable in accordance with Section 2.3(d) hereof.  Beginning on the first Payment Date next following the Amortization Start Date and continuing on each Payment Date thereafter, the Term Loan Advance shall be payable in (i) consecutive equal installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.3(a) hereof (each, a “Term Loan Payment”).  Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include (A) all outstanding principal and accrued and unpaid interest on the Term Loan Advance, (B) the Final Payment, and (C) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan Advance.  After repayment, no portion of the Term Loan Advance may be reborrowed.

(c)Prepayment.

(i)Voluntary Prepayment.  Borrower shall have the option to prepay all, but not less than all,  of the Term Loan Advance advanced by Bank under this Agreement, provided Borrower (A) delivers

WEST\292770674.6

written notice to Bank of its election to prepay the Term Loan Advance at least five (5) Business Days prior to such prepayment, and (B) pays, on the date of such prepayment (w) all outstanding principal due hereunder with respect to the Term Loan Advance, plus accrued and unpaid interest thereon, (x) the Prepayment Fee, if applicable, (y) the Final Payment,  and (z) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

(ii)Mandatory Prepayment Upon an Acceleration.  If the Term Loan Advance is accelerated by Bank following the occurrence and during the continuance of an Event of Default in accordance with Section 9.1, Borrower shall immediately pay to Bank an amount equal to the sum of (A) all outstanding principal, due hereunder with respect to the Term Loan Advance, plus accrued and unpaid interest thereon, (B) the Prepayment Fee, if applicable, (C) the Final Payment, and (D) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan Advance.

2.2Intentionally Omitted.

2.3Payment of Interest on the Credit Extensions.

(a)Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (i) two percentage points (2.00%) above the Prime Rate, or (ii) five and one quarter percentage points (5.25%), which interest, in each case, shall be payable monthly in accordance with Section 2.3(d) below.

(b)Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, the principal amount outstanding under the Term Loan Advance shall bear interest at a rate per annum which is two percentage points (2.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank, from time to time in its sole discretion, elects to waive such Default Rate or impose a lesser rate.  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the Default Rate.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)Adjustment to Interest Rate.  Changes to the interest rate of applicable to the Term Loan Advance based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)Payment; Interest Computation.  Interest is payable monthly on each Payment Date and shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.  In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of the Term Loan Advance shall be included and the date of payment shall be excluded; provided, however, that if the Term Loan Advance is repaid on the same day on which it is made, such day shall be included in computing interest on the Term Loan Advance.

2.4Fees and Expenses.  Borrower shall pay to Bank:

(a)Prepayment Fee.  The Prepayment Fee, when due hereunder; provided that the Prepayment Fee shall be deemed to be automatically waived by Bank if the Term Loan Advance is refinanced with another credit facility from Bank; and

(b)Final Payment.  The Final Payment, when due hereunder.

(c)Bank Expenses.  All Bank Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, within three (3) Business Days following written demand by Bank).

WEST\292770674.6

Borrower and Bank acknowledge and agree that Borrower has delivered a Thirty Thousand Dollar ($30,000) good faith deposit (the “Good Faith Deposit”), which Good Faith Deposit shall be applied to pay a portion of the Bank Expenses as of the Effective Date.

(d)Fees Fully Earned.  Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.  Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c).  Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5Payments; Application of Payments; Debit of Accounts.

(a)All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)Bank has the right to determine in its commercially reasonable discretion the order and manner in which all payments with respect to the Secured Obligations arising under this Agreement may be applied.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank pursuant to this Agreement when due and shall endeavor to provide prompt written notice to Borrower of any such debit on the next statement of accounts delivered in the ordinary course of business from Bank to Borrower.  These debits shall not constitute a set-off.

2.6Withholding.

(a)Payment Free of Taxes.  Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).  Specifically, however, if at any time any Governmental Authority or any Requirement of Law requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  Borrower will, upon written request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that (i) Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower and (ii) Borrower shall not be required to pay any increased amounts under this Section 2.6(a) (A) attributable to Bank’s (including any assignee or successor) failure to comply with Section 2.6(b) or (B) that are taxes imposed under FATCA.  The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

(b)Status of Bank.  If Bank (including any assignee or successor) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any this Agreement, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed

WEST\292770674.6

documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Bank (including any assignee or successor), if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank (or such assignee or successor) is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, Bank (including any assignee or successor) shall deliver, within ten (10) Business Days of any request from Borrower, executed copies of IRS Form W-9 certifying that Bank (or such assignee or successor) is a U.S. person for federal income tax purposes and that Bank (or such assignee or successor) is exempt from U.S. federal backup withholding tax.

3CONDITIONS OF LOANS

3.1Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank in its good faith business judgment, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)duly executed signatures to the Loan Documents;

(b)the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)a secretary’s certificate of Borrower with respect to Borrower’s Operating Documents, incumbency and Borrowing Resolutions for Borrower;

(d)duly executed signatures to a payoff letter from Innovatus Life Sciences Lending Fund I, LP (“Innovatus”);

(e)certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the s indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)duly executed signatures to the completed Payment/Advance Form in connection with the Term Loan Advance;

(g)duly executed signatures to a completed disbursement letter with respect to the Term Loan Advance in the form provided by Bank to Borrower;

(h)evidence that (i) the Liens securing Indebtedness owed by Borrower to Innovatus will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, substantially concurrently with the initial Credit Extension, be terminated (or provision for filings for termination thereof reasonably satisfactory to Bank shall have been delivered to Bank);

(i)the Perfection Certificate and Addendum 1 to Perfection Certificate duly executed by Borrower;

(j)evidence reasonably satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

WEST\292770674.6

(k)payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof (which amounts may be deducted from the funding of the Term Loan Advance on the Effective Date).

3.2Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following additional conditions precedent:

(a)timely receipt of an executed Payment/Advance Form or applicable Bank Services Agreement;

(b)the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement are true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)No Material Adverse Change has occurred.

3.3Covenant to Deliver.  Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement, to obtain the Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 p.m. Pacific time on the day prior to the Effective Date.  Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee.  Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee.  Bank shall credit the Term Loan Advance to the Designated Deposit Account.

4CREATION OF SECURITY INTEREST

4.1Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Secured Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Secured Obligations hereunder and that it is the intent of Borrower and Bank to have all such Secured Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to (i) exceptions to perfection expressly set forth in this Agreement and (ii) Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement).

WEST\292770674.6

Except as set forth in the last sentence of this paragraph, if this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Secured Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.  In the event (x) all Secured Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral reasonably acceptable to Bank in its good faith business judgment for Bank Services, if any.  In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus, in each case, all interest, fees, and costs due or to become due with respect thereto (as estimated by Bank in its business judgment), to secure all of the Secured Obligations relating to such  Letters of Credit.

4.2Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to (i) any exceptions to perfection expressly set forth in this Agreement, and (ii) Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement) provided that Bank takes all actions required to perfect its security interest.  If Borrower shall acquire a commercial tort claim with an estimated value in excess of Seventy Five Thousand Dollars ($75,000), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s security interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail.

5REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”).  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

WEST\292770674.6

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (x) such Governmental Approvals which have already been obtained and are in full force and effect (or are being obtained pursuant to Section 6.1(b)) and (y) filings and recordings in respect of the Liens created pursuant to the applicable Loan Documents) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

5.2Collateral.

(a)Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

(b) Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for Collateral Accounts for which Borrower has taken (or shall be required to take) such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.6(c).  The Accounts described in any Aging Report are, as of the date of such Aging Report, the bona fide, existing obligations of the Account Debtors.

(c)The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate and other Permitted Locations.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 6.6(c) or Section 7.2.

(d)All Inventory described in any Inventory Report is, as of the date of such Inventory Report, in all material respects of good and marketable quality, free from material defects.

(e)Borrower is the sole owner of the Intellectual Property which it owns or purports to own except (i) to the extent subject to or otherwise constituting a Permitted License or a Permitted Transfer or (ii) to the extent such Intellectual Property is co-owned and is non-material as of the date of establishment of ownership thereof and which such joint ownership is established in the ordinary course of business with Bank’s prior written consent.  Each Patent (other than patent applications) which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Effect.

(f)Except as noted on the Perfection Certificate, or as disclosed pursuant to Section 6.8, Borrower is not a party to, nor is it bound by, any Restricted License (other than Permitted Licenses).

5.3Intentionally Omitted.

5.4Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries in which there is a reasonable likelihood of an adverse determination and which could reasonably be expected to result in damages or costs in an amount, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance or indemnity as to which liability has not been denied by such insurance carrier or indemnifying party).

WEST\292770674.6

5.5Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its consolidated Subsidiaries delivered to Bank by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in accordance with GAAP in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and periods covered thereby.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Bank.

5.6Solvency.  The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s consolidated liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for the purpose of purchasing or carrying margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law, in each case except to the extent the non-compliance or violation thereof could not reasonably be expected to have a Material Adverse Effect.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8Subsidiaries; Investments.  Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports (except for any such reports involving estimated taxes owing from Borrower in an aggregate amount for all such reports not to exceed One Hundred Thousand Dollars ($100,000)), and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of One Hundred Thousand Dollars ($100,000) individually or in the aggregate.  Borrower has funded each Plan in accordance with the minimum funding standards of ERISA and the Internal Revenue Code, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of any such Plan, in each case, except as could not reasonably be expected to result in any liability in excess of Five Hundred Thousand Dollars ($500,000), individually or in the aggregate, and Borrower has not incurred any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10Use of Proceeds.  Borrower shall use the proceeds of the Term Loan Advance to repay all Indebtedness owing from Borrower to Innovatus as of the Effective Date and as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11Full Disclosure.  No written representation, warranty or other statement of Borrower in any report, certificate, or written statement submitted to the Financial Statement Repository or otherwise submitted to

WEST\292770674.6

Bank, as of the date such representation, warranty, or other statement was made (as may be modified or supplemented by other information so furnished prior to the date on which this representation is made or deemed made), when taken together as a whole with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates, or written statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and such differences may be material).

5.12Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1Government Compliance/Health Care Matters.

(a)Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Borrower shall comply, and have each Subsidiary comply, in all material respects, with all Requirements of Law, including all applicable Health Care Laws and HIPPA.

(b)Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in the Collateral.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

(c)Borrower has established and maintains a corporate compliance program that (i) addresses the material Requirements of Law, including all applicable Health Care Laws, of Governmental Authorities having jurisdiction over its business and operations, and (ii) has been structured to account for the guidance issued by the U.S. Department of Health and Human Services regarding characteristics of effective corporate compliance programs.

6.2Financial Statements, Reports, Certificates.  Provide Bank with the following by submitting to the Financial Statement Repository or otherwise submitting to Bank:

(a)Quarterly Financial Statements.  As soon as available, but in any event within five (5) Business Days following the date Borrower is required to file its Form 10-Q with the SEC (commencing with the fiscal quarter ending March 31, 2021) (other than each fiscal quarter ended December 31st), a company prepared unaudited consolidated balance sheet of Borrower as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, and the related unaudited statements of stockholders’ equity and cash flows for the portion of Borrower’s fiscal year then ended, setting forth in each case (commencing with the fiscal quarter ending March 31, 2022) in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, as applicable, all in reasonable detail (the “Quarterly Financial Statements”);

(b)Compliance Statement.  Concurrently with the delivery of the Quarterly Financial Statements and the Annual Financial Statements, a completed Compliance Statement, confirming that, as of the end of such fiscal period, Borrower was in compliance in all material respects with all of the terms and conditions of this

WEST\292770674.6

Agreement (or stating therein the reason for any non-compliance herewith), and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;

(c)Agings.  Within ten (10) Business Days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date (“AR Agings”), (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any (“AP Agings”), (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, (“Reconciliations”) and (D) a detailed listing of Borrower’s Account Debtors (the “Debtor Listing” and together with the AR Agings, the AP Agings and the Reconciliations, the “Aging Reports”);

(d)Inventory Reports.  An Inventory Report (and any schedules related thereto and including any other information reasonably requested by Bank with respect to Borrower’s Inventory) within thirty (30) days after the end of each month;

(e)Annual Operating Budget and Financial Projections.  On the earlier of (x) the date that is seventy-five (75) days after the last day of each fiscal year of Borrower, and (y) the seventh (7th) Business Day following the approval thereof by the Borrower’s board of directors, and within seven (7) Business Days of any updates or amendments thereto approved by Borrower’s board of directors, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then-current fiscal year of Borrower, and (ii) annual financial projections for the then-current fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(f)Annual Audited Financial Statements.  As soon as available, but in any event within five (5) Business Days following the date Borrower is required to file its Form 10-K with the SEC (commencing with the fiscal year ending December 31, 2021), a consolidated balance sheet of Borrower as at the end of such fiscal year, and the related consolidated statements of income or operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (commencing with the fiscal year ending December 31, 2022), all in reasonable detail and prepared in accordance with GAAP, together with an opinion on the financial statements from an independent certified public accounting firm of nationally recognized standing, which opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components) (the “Annual Financial Statements”);

(g)Other Statements.  Within five (5) Business Days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(h)SEC Filings.  Within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be;

(i)Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more (not covered by independent third-party insurance or indemnity as to which liability has not been denied by such insurance carrier or indemnifying party);

(j)Beneficial Ownership.  Prompt written notice of any changes to the beneficial ownership information set out in Addendum 1 to Perfection Certificate delivered by Borrower to Bank on or prior to the Effective Date.  Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date

WEST\292770674.6

beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers; and

(k)Other Financial Information.  Other financial information reasonably requested by Bank.

Documents required to be delivered pursuant to the terms hereof (including, without limitation, pursuant to clauses (a), (f), (g) and (h) above, to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents.  Any submission by Borrower of a Compliance Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (a) as of the date of such Compliance Statement or other financial statement, the information and calculations set forth therein are true, accurate and correct, (b) as of the end of the compliance period set forth in such submission, Borrower is in compliance in all material respects with all required covenants except as noted in such Compliance Statement or other financial statement, as applicable; (c) as of the date of such submission, no Events of Default have occurred or are continuing; (d) all representations and warranties other than any representations or warranties that are made as of a specific date in Article 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement or other financial statement, as applicable; (e) as of the date of such submission, Borrower and each of its Subsidiaries have timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9; and (f) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

6.3Inventory; Returns; Collection of Accounts.

(a)Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify Bank of all returns, recoveries, disputes and claims outside Borrower’s customary practices as they exist as of the Effective Date that involve more than Two Hundred Thousand Dollars ($200,000).

(b)Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into the Permitted Lockbox Account, or via electronic deposit capture into a “blocked account” at Bank as specified by Bank (either such account, the “Cash Collateral Account”).  Whether or not an Event of Default has occurred and is continuing, Borrower shall (i) promptly, and in any event within one (1) Business Day following Borrower’s receipt thereof (or such later time as permitted under Section 6.6(a)), deliver all payments on and proceeds of Accounts to Borrower’s account at Chase no. xxxxx3903 and (ii) no less frequently than weekly, transfer all amounts in Borrower’s account at Chase no. xxxxx3903 into the Cash Collateral Account at Bank.  So long as no Event of Default has occurred and is continuing, all amounts received in the Cash Collateral Account shall be transferred no less frequently than weekly (or if Bank, in its good faith business judgment determines that conditions warrant, following written notice thereof to Borrower, more frequently) to Borrower’s operating account with Bank.  Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).

6.4Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all tax returns and reports required to be filed and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, promptly following written demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fulfill its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan.

WEST\292770674.6

6.5Insurance.

(a)Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Bank (provided that such amounts shall be deemed to be reasonably satisfactory to Bank if they are standard for companies in Borrower’s industry and location).  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Secured Obligations.  Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying up to One Million Dollars ($1,000,000) per year of the proceeds of any casualty policy toward the prompt replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired property and (B) to the extent constituting Collateral, Bank shall have been granted a first priority security interest therein (subject only to any exceptions to perfection expressly set forth in this Agreement and Permitted Liens)  and (ii) after the occurrence and during the continuance of an Event of Default, all such proceeds of Collateral shall, at the option of Bank, be payable to Bank on account of the Secured Obligations.

(c)At Bank’s written request, deliver copies of insurance policies and evidence of all premium payments.  Borrower shall cause each provider of any such insurance required under this Section 6.5 to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank not less than thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premiums for which ten (10) days’ prior written notice shall be required).  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent and shall endeavor to notify Borrower in writing thereof but shall incur no liability whatsoever for any failure to deliver such notice.

6.6Operating Accounts.

(a)Other than the Permitted Other Accounts, maintain its and all of its Subsidiaries’ primary banking relationship with Bank and Bank’s Affiliates, which relationship shall include maintaining account balances in any operating and other deposit accounts at or through Bank or Bank’s Affiliates, and which accounts shall represent at least ninety percent (90%) of the dollar value of Borrower’s and its Subsidiaries’ account balances at all financial institutions; provided that Borrower shall have a period of sixty (60) days after the Effective Date (the “Transition Period”) to comply with the foregoing requirements provided that Borrower maintains at least Forty Million Dollars ($40,000,000) in unrestricted cash in its accounts at Bank at all times during the Transition Period.  All amounts in the Permitted Lockbox Account shall be transferred to Borrower’s account no. xxxxx93903 at Chase on a daily basis.  All amounts in Borrower’s account no. xxxxx93903 at Chase shall be transferred into the Cash Collateral Account at Bank no less frequently than weekly.  All amounts in each Payment Processor Account shall be transferred to Borrower’s accounts at Bank no less frequently than weekly (or if Bank, in its good faith business judgment determines that conditions warrant, following written notice thereof to Borrower, more frequently). Any Guarantor shall maintain all depository or operating and deposit accounts at Bank.

(b)Obtain any business credit cards, merchant processing services, Letters of Credit and cash management services exclusively from Bank, except that this cause (b) shall not apply to the extent that Borrower provides Bank evidence of an offer from a third-party to provide any business credit card, letters of credit or cash management services on then current market terms and Bank is unwilling to provide such business credit card, letters of credit or cash management on terms substantially similar to the terms proposed by such third-party.

WEST\292770674.6

(c)Provide Bank not less than five (5) Business Days’ prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, or (ii) the Permitted Lockbox Account.

6.7Financial Covenants.

(a)Minimum Liquidity Ratio.  Maintain a Liquidity Ratio of not less than 0.95:1.00 at all times.

(b)Minimum Revenue (Performance to Plan).  Achieve trailing six (6) month revenue (measured in accordance with GAAP and tested as of the last day of each calendar quarter), of not less than seventy percent (70%) of the projected revenue numbers for each such quarter set forth in Borrower’s projections delivered to Bank on March 9, 2021 and titled “Biodesix, Inc. - Income Statement – 2021”. The required minimum revenue (performance to plan) covenant levels for the quarterly measuring periods ending after December 31, 2021, shall, unless Borrower and Bank shall otherwise agree in writing, (i) be set at seventy percent (70%) of the Borrower’s projections delivered to Bank in accordance with Section 6.2(e) hereof, (ii) reflect year-over-year revenue growth (determined in accordance with GAAP) for each measuring period and (iii) be documented pursuant to an amendment to this Agreement to be entered into on or prior to March 31st of each calendar year (commencing with March 31, 2022).  So long as Borrower shall have been provided a copy of such amendment not less than ten (10) Business Days prior to March 31st of any applicable calendar year and an opportunity to review and provide comment on such amendment, and the terms and conditions of such amendment shall not otherwise be prohibited as a matter of contract or applicable law, Borrower’s failure to enter into such amendment to this Agreement to reset such covenant levels on or prior to March 31st of any applicable year shall be an immediate and non-curable Event of Default hereunder.

6.8Protection of Intellectual Property Rights.

(a)(i) Protect, defend and maintain the validity and enforceability of its Intellectual Property with any material value; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property with any material value; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)Provide written notice to Bank within ten (10) Business Days of entering or becoming bound by any Restricted License (other than Permitted Licenses).  Borrower shall use commercially reasonable efforts as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such Restricted License to be deemed “Collateral”, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank and without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower; provided however, that, Borrower and its Subsidiaries shall not be required to disclose or provide any books and records or otherwise be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Borrower or any of its Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Bank (or any of its representatives) is

WEST\292770674.6

prohibited by any applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 6.9).

6.10Access to Collateral; Books and Records.

(a)Allow Bank, or its agents, at reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books; provided, however, the foregoing may be subject to such exclusions and redactions as reasonably necessary in order to prevent violation of the attorney client privilege with respect to pending or threatened litigation.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank in its good faith business judgment shall determine is necessary and all inspections or audits will be done remotely via videoconference (or other applicable technology) during the COVID-19 pandemic or in the event of any other health-related U.S. government shutdown.  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable and documented out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than eight (8) days in advance, and Borrower cancels or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of Two Thousand Dollars ($2,000) plus any reasonable and documented out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

(b)During the course any inspections, audits and other visits and discussions permitted under clause (a) above or elsewhere under the Loan Documents, representatives of Bank may encounter individually identifiable healthcare information as defined under HIPAA, or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”).  Unless otherwise required by any applicable laws, Bank and its representatives shall not require or perform any act that would cause Borrower or any other Person to violate any Health Care Laws, including HIPAA, including, without limitation, as a result of the disclosure of any Confidential Healthcare Information.  In the event that Bank proposes to undertake activities that Borrower reasonably believes would constitute services of a “business associate” under HIPAA, including the disclosure of any protected Confidential Healthcare Information, the parties hereto agree to review the matter and, where appropriate, Bank may take action to comply with HIPAA, and shall, upon Borrower’s reasonable request, execute a business associate agreement with the applicable Person.

6.11Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, within twenty (20) Business Days (or such later time as Bank may in its sole discretion may agree) following the date that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower or secured Guarantor hereunder (as determined by Bank in its sole discretion), together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject only to any exceptions to perfection expressly set forth in this Agreement and Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary, to the extent constituting Collateral), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, including, to the extent reasonably requested by Bank, one or more customary opinions of counsel reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to

WEST\292770674.6

Bank, within ten (10) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority (a) regarding compliance with or maintenance of material Governmental Approvals or Requirements of Law or (b) that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.13Post-Closing Conditions.

(a)As soon as possible, but in any event, not later than the date that is thirty (30) days after the Effective Date, Borrower shall deliver to Bank a Control Agreement in favor of Bank from Chase covering Borrowers accounts nos. x16641, x55100, x93903 at Chase.

(b)As soon as possible, but in any event, not later than the date that is thirty (30) days after the Effective Date, Borrower shall deliver to Bank a landlord’s consent in favor of Bank for Borrower’s leased locations at (i) 2970 Wilderness Place, Suite 100, Boulder, CO 80301 and (ii) 8960 Commerce Dr., De Soto, KS 66018, in each case, by the respective landlord thereof, together with the duly executed signatures thereto.

7NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Permitted Transfers.

7.2Changes in Business, Management, Control, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or ancillary, incidental or otherwise reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within five (5) Business Days after such Key Person’s departure from Borrower (provided that to the extent such details are included in materials otherwise filed with the SEC, such notice shall be deemed to have been delivered on the date on which Borrower posts such materials, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address); or (d) permit or suffer any Change in Control.

Borrower shall not, without at least ten (10) Business Days prior written notice to Bank (or such shorter period as Bank may agree in writing): (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and Borrower shall use commercially reasonable efforts to arrange for such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank.

7.3Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) (an “Acquisition”), other than Permitted Acquisitions.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

WEST\292770674.6

7.4Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5Encumbrance.  (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, (b) permit any Collateral not to be subject to the first priority security interest granted herein, or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except, in the case of each of clauses (a), (b) and (c), as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6Maintenance of Collateral Accounts.  Maintain any Collateral Account except as permitted pursuant to the terms of Section 6.6(c) hereof.

7.7Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except:

(i)Borrower may convert any of its convertible securities or Subordinated Debt into other securities pursuant to the terms of such convertible securities or Subordinated Debt or otherwise in exchange thereof;

(ii)Borrower or any Subsidiary may pay dividends solely in Equity Interests of Borrower or Subsidiary, and any Subsidiary may pay cash distributions to Borrower or any other Subsidiary;

(iii)Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000) per fiscal year;

(iv)Borrower or any Subsidiary may make cash payments in lieu of fractional shares;

(v)Borrower may purchase, redeem, retire, or otherwise acquire its Equity Interests with the proceeds received from a substantially concurrent issue of new Equity Interests, provided that no Event of Default has occurred or would result therefrom;

(vi)Borrower may purchase, redeem, retire, or otherwise acquire its Equity Interests in an amount necessary to exercise its Call Option under (and as defined in) the Integrated Diagnostics APA if Borrower’s board of directors elects to exercise such Call Option, provided that (x) no Event of Default has occurred and is continuing or would result therefrom and (y) after giving pro forma effect to the consummation of such purchase, redemption, retirement or other acquisition, Remaining Months Liquidity is equal to at least twelve (12);

(vii)Borrower may additionally purchase, redeem, retire, or otherwise acquire its Equity Interests in an amount necessary to satisfy its obligation under the Integrated Diagnostics APA if Integrated Diagnostics elects to exercise the Put Option (as defined in the Integrated Diagnostics APA), provided that no Event of Default has occurred and is continuing or would occur immediately after giving effect thereto as of the date of exercise of such Put Option; or

(viii)Borrower may repurchase from managers, officers or employees pursuant to the terms of share purchase plans, restricted share purchase agreements or other similar agreements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year;

WEST\292770674.6

or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower (other than by and among the Borrower and/or any Subsidiary that is a co-Borrower or secured Guarantor hereunder), except:

(a)transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than could reasonably be obtained in an arm’s length transaction with a non-affiliated Person;

(b)customary compensation and indemnification of, and other employment arrangements approved by Borrower’s board of directors with, directors, officers and employees of Borrower or any of its Subsidiaries in the ordinary course of business;

(c)subject to limitations set forth in this Agreement regarding the payment of directors fees, reasonable and customary director, officer and employee compensation (including bonuses and stock option programs) and benefits arrangements, in each case, in the ordinary course of business and approved by the board of directors (or equivalent managing body) (or a committee thereof) of Borrower; and

(d)transactions permitted by Section 7.7, to the extent permitted thereunder.

7.9Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except as permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Secured Obligations owed to Bank.

7.10Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) give notice to the Pension Benefit Guaranty Corporation of a Reportable Event (as defined in ERISA) for which Borrower is required to give notice, or (c) comply with the Federal Labor Standards Act, the failure of any of the conditions in clauses (a) through (c) which could reasonably be expected to have a Material Adverse Effect, or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect or permit any Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in or permit partial or complete termination of any Plan which could reasonably be expected to result in any liability of Borrower including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in excess of Five Hundred Thousand Dollars ($500,000), individually or in the aggregate.

8EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default.  Borrower fails to (a) make any payment of principal on any Credit Extension when due, or (b) pay interest on the Term Loan Advance or any other Secured Obligations within three (3) Business Days after such Secured Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

WEST\292770674.6

8.2Covenant Default.

(a)Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8(b), 6.10, 6.11 or violates any covenant in Section 7; or

(b)Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) Business Days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3Material Adverse Change. A Material Adverse Change occurs;

8.4Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) Business Days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) Business Day cure period; or

(b)(i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5Insolvency.  (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6Other Agreements.  There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, after giving effect to any grace or notice period, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); or (b) any breach or default by Borrower or Guarantor, the result of which could reasonably be expected to have a Material Adverse Effect;

8.7Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance or indemnity as to which liability has been accepted by such insurance carrier or indemnifying party) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) Business Days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

WEST\292770674.6

8.8Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Secured Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the applicable subordination or intercreditor agreement;

8.10Guaranty.  (a) Any guaranty of any Secured Obligations terminates or ceases for any reason to be in full force and effect other than pursuant to the express terms thereof; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Secured Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor to the extent not permitted in this Agreement or the other Loan Documents; or (e) a material impairment in the perfection or priority of Bank’s Lien in the Collateral provided by Guarantor or in the value of such Collateral;

8.11Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal causes, or could reasonably be expected to cause, a Material Adverse Change; or

8.12Lien Priority.  There is a material impairment in the priority of Bank’s security interest in the Collateral (other than as a result of any action or inaction by Bank).

9BANK’S RIGHTS AND REMEDIES

9.1Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)declare all Secured Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Secured Obligations are immediately due and payable without any action by Bank);

(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)demand that Borrower (i) deposit cash with Bank in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%) and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due with respect thereto (as estimated by Bank in its good faith business judgment)), to secure all of the Secured Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)terminate any FX Contracts;

(e)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on

WEST\292770674.6

terms and in any order that Bank, in its good faith business judgment, considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(f)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)apply to the Secured Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)provided Bank has commenced exercising its rights and remedies hereunder, demand and receive possession of Borrower’s Books; and

(k)exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

WEST\292770674.6

9.4Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Secured Obligations.  Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Secured Obligations by the principal amount of the purchase price or deferring the reduction of the Secured Obligations until the actual receipt by Bank of cash therefor.

9.5Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Except as set forth in the preceding sentence, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Biodesix, Inc.
2970 Wilderness Place, Suite 100
Boulder, CO 80301
Attn: Robin H. Cowie, Chief Financial Officer
Email: robin.cowie@biodesix.com

WEST\292770674.6

With a copy to:	Biodesix, Inc.
2970 Wilderness Place, Suite 100
Boulder, CO 80301
Attn: Legal Affairs
Email: legalaffairs@biodesix.com

If to Bank:	Silicon Valley Bank
4370 La Jolla Village Drive, Suite 1050
San Diego, CA 92122
Attn: Kristine Rohmer
Email: KRohmer@svb.com

11CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the Borough of Manhattan, New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Secured Obligations, or to enforce a judgment or other court order in favor of Bank.  Each of Borrower and Bank expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each of Borrower and Bank hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each of Borrower and Bank hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower or Bank, as applicable, at the address set forth in, or subsequently provided by Borrower or Bank, as applicable, in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s or Bank’s, as applicable, actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12GENERAL PROVISIONS

12.1Termination Prior to Term Loan Maturity Date; Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Secured Obligations have been satisfied.  So long as Borrower has satisfied the Secured Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Secured Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right,

WEST\292770674.6

without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, that so long as an Event of Default has not occurred and is not continuing, Bank shall endeavor to provide Borrower contemporaneous notice of any such sale, transfer, assignment, or participation hereunder, but the failure of Bank to provide such notice shall not be deemed a breach of this Agreement by Bank.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, Bank shall not assign its interest in the Loan Documents to any Person who in the reasonable estimation of Bank is (a) a direct competitor of Borrower, or (b) a vulture fund or distressed debt fund.

12.3Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable and documented attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4Time of Essence.  Time is of the essence for the performance of all Secured Obligations in this Agreement.

12.5Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower not less than ten (10) Business Days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by Bank and Borrower.

12.7Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information (other than Confidential Healthcare Information) may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement continuing provisions substantially the same as those in this Section 12.9); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s

WEST\292770674.6

examination or audit; (e) as Bank, in its good faith business judgment, considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower.  The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.10Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable and documented attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “.pdf”, “.tif”, or “.jpg”) and other electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12Right of Setoff.  Borrower hereby grants to Bank a Lien and a right of setoff as security for all Secured Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Secured Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Secured Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE SECURED OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

WEST\292770674.6

12.17Patriot Act.  Bank hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of Borrower and each of its Subsidiaries and other information that will allow Bank, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

13DEFINITIONS

13.1Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document (including any Operating Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document) and (b) if any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” is defined in Section 7.3.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.  For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Aging Reports” is defined in Section 6.2(c).

“Agreement” is defined in the preamble hereof.

“Amortization Start Date” means the Payment Date next following the end of the Interest-Only Period.

“Annual Financial Statements” is defined in Section 6.2(f).

“AP Agings” is defined in Section 6.2(c).

“AR Agings” is defined in Section 6.2(c).

“Authorized Signer” is any individual listed on the incumbency certificate delivered by Borrower to Bank who is authorized to execute the Loan Documents, including any Credit Extension request, on behalf of Borrower.

“Bank” is defined in the preamble hereof.

WEST\292770674.6

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any Letters of Credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Capital Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capital Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Burn” means, calculated on a trailing three (3) month basis as of any date of determination, the sum of (a) Net Income plus (b) amortization and depreciation plus (c) any other non-cash expenditure, charge or loss for such period (including, without limitation, (i) changes in fair value recognized in accordance with GAAP, (ii) non-cash interest expense, and (iii) any other non-cash items that require recognition in accordance with GAAP).

“Cash Collateral Account” is defined in Section 6.3(b) of the Loan Agreement.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof, or by an instrumentality or agency of them with an equivalent credit rating having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)‑5 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than (i) any Permitted Holder or (ii) by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; or (b) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Permitted Liens).

WEST\292770674.6

“Chase” means J.P. Morgan Chase Bank, N.A.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.

“Confidential Healthcare Information” is defined in Section 6.10(b) hereof.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other payment obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any payment obligations for undrawn letters of credit for the account of that Person; and (c) all net mark-to-market payment obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

WEST\292770674.6

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is the extension of the Term Loan Advance on the Effective Date, the issuance of any Letter of Credit, the entering into of any FX Contract or other Bank Services Agreement or any other extension of credit by Bank for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account denominated in Dollars, account number XXXXXX3298, maintained by Borrower with Bank.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, and whether voting or nonvoting), representing equity ownership or participation of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on another Person the right to receive a share of the profits and losses of, or distributions of property of, such Person.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and the regulations adopted thereunder.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or

WEST\292770674.6

practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) in an amount equal to Two Million Four Hundred Thousand Dollars ($2,400,000) and due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the acceleration of the Term Loan Advance, or (c) the prepayment of the Term Loan Advance pursuant to Section 2.2.1(c).

“Financial Statement Repository” is SWLSReporting@svb.com or such other means of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination as in effect from time to time.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Secured Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Health Care Law” means any law relating to the practice or delivery of health care or related services, or reimbursement therefor, including without limitation, such laws regarding professional licensure, scope of practice, fraud and abuse, kickbacks, self-referrals, fee-splitting, false claims, and health information privacy and security, and any specific agreements entered into by Borrower or any Guarantor with any Governmental Authority, which include commitments related to healthcare matters.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations.

WEST\292770674.6

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capital Lease Obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Innovatus” is defined in Section 3.1(e).

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Integrated Diagnostics” is Integrated Diagnostics, Inc., a Delaware corporation.

“Integrated Diagnostics APA” means that certain Asset Purchase Agreement and Plan of Reorganization, dated as of June 30, 2018, by and between Borrower, Integrated Diagnostics and the stockholders of Integrated Diagnostics set forth on Exhibit A thereto.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, and operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to such Person;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest-Only Period” is the period of time from the Effective Date through February 28, 2023; provided, however, if Borrower achieves the TTM Revenue Milestone, the Interest-Only Period shall automatically, with no further action required by the parties hereto, be extended through February 28, 2024.

“Internal Revenue Code” is the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Inventory Report” is a report of Borrower’s Inventory containing information in reasonable detail describing the type of inventory, most recent production run, aging information, quantity on hand and on hand value, and distinguishes between Inventory in transit and Inventory located in a warehouse.

WEST\292770674.6

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Scott Hutton as of the Effective Date and (b) Chief Financial Officer, who is Robin Cowie as of the Effective Date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” means, as of any date of determination, the sum of (i) Borrower’s unrestricted cash held at Bank or Bank’s Affiliates (subject to a Control Agreement in favor of Bank) as of such date, plus (ii) Borrower’s net billed Accounts receivable, as of the last day of the most recently completed calendar month.

“Liquidity Ratio” means, as of any date of determination, a ratio of (a) Liquidity divided by (b) the aggregate outstanding principal amount of the Term Loan Advance as of such date.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Secured Obligations.

“Material Adverse Effect” means a material adverse effect on the business or operations of the Borrower.

“Net Income” means, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period, determined in accordance with GAAP.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit C.

“Payment Date” means the first (1st) calendar day of each month.

“Payment Processor Accounts” means Borrower’s payment processor accounts listed in Section 5(c) of the Perfection Certificate delivered to Bank on or prior to the Effective Date.

“Perfection Certificate” is defined in Section 5.1.

WEST\292770674.6

“Permitted Acquisition” means any Acquisition(s) in which:

(a)Borrower’s Board of Directors has approved;

(b)the Person so acquired (the “Target”) is in a similar line of business or a business ancillary, incidental or otherwise reasonably related thereto;

(c)in the case of a merger or consolidation with Borrower, Borrower is the survivor thereof;

(d)all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable law and in conformity with all applicable Governmental Approvals;

(e)in the case of the Acquisition of all of the Equity Interests of such Target, (i) all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying Equity Interest required pursuant to any law) acquired, or otherwise issued by such Target or any newly formed Subsidiary of Borrower in connection with such acquisition, shall be owned one hundred percent (100%) by Borrower or any other Subsidiary, and (ii) there shall exist no event or circumstance that could reasonably be expected to prevent Borrower or such acquiring Subsidiary from satisfying and completing all actions required pursuant to Section 6.11, to the extent applicable;

(f)total consideration for such Acquisition, when taken together with the total consideration for all other Acquisitions consummated or effected during any calendar year, in each case inclusive of any seller notes, deferred payment obligations or similar deferred payments, does not exceed Two Million Dollars ($2,000,000) in the aggregate;

(g)with respect to any such Acquisition, any Target acquired is an entity formed in the United States and its primary assets acquired are located in the United States;

(h)the Acquisition is not a hostile acquisition;

(i)at the time of the Acquisition and after giving effect to the Acquisition, there shall not exist any Event of Default under this Agreement or any of the Loan Documents;

(j)Borrower shall have provided Bank with at least ten (10) Business Days’ prior written notice of the consummation of any such Acquisition;

(k)the entity or assets acquired in such acquisition shall not be subject to any Lien other (x) the first priority Liens granted in favor of Bank and (y) Permitted Liens;

(l)no Indebtedness will be incurred, assumed, or would exist with respect to Borrower  or its Subsidiaries as a result of the contemplated transaction, other than Permitted Indebtedness;

(m)the entity or assets acquired in connection with such transaction are accretive to Borrower’s business; and

(n)Bank shall have received a certificate of a Responsible Officer of Borrower (prepared in reasonable detail), certifying as to any contingent liabilities, earn-out payments or similar deferred purchase price obligations and prospective research and development costs associated with the Target or assets being acquired.

WEST\292770674.6

“Permitted Holder” means (a) Jack W. Schuler, (b) John Patience, (c) spouses, parents and grandparents and any lineal descendants (including adopted children and their lineal descendants) of any Person described in the foregoing clauses (a) through (b), and (d) any personal investment vehicle, trust or entity owned by, or established for the benefit of, or the estate of, any Person described in the foregoing clauses (a) through (c).

“Permitted Indebtedness” is:

(a)Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)Subordinated Debt;

(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)accounts payable and other liabilities incurred in the ordinary course of business and not past due by more than ninety (90) days, unless after such ninety (90) day period such payables or liabilities are being actively contested in a matter consistent with past practices of Borrower;

(f)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(h)(i) Indebtedness of any Borrower or secured Guarantor hereunder owed to any other Borrower or secured Guarantor hereunder; (ii) Indebtedness of any Subsidiary that is not a Borrower or secured Guarantor hereunder owed to any other Subsidiary that is not a Borrower or secured Guarantor hereunder; (iii) Indebtedness of Subsidiaries that are not Borrowers or secured Guarantors hereunder owed to Borrower in an aggregate amount not to exceed, together with the Investments permitted pursuant to clause (g) of the definition of “Permitted Investments”, One Million Dollars ($1,000,000) at any time;

(i)Indebtedness of Borrower and/or any Subsidiary (i) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties, contract manufacturer obligations or other similar obligations incurred in the ordinary course of business, and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(j)customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(k)unsecured Indebtedness incurred in connection with corporate credit cards issued by financial institutions other than Bank or its Affiliates in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding, but only if Borrower is permitted to incur such credit card Indebtedness in accordance with the terms of Section 6.6(b) hereof;

(l)other unsecured Indebtedness not otherwise permitted hereunder, in an aggregate maximum amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time;

(m)obligations incurred in the ordinary course of business, in amounts and in a manner consistent with past practices, in respect of workers’ compensation claims, unemployment insurance (including premiums related thereto), payroll and other employee benefit-related obligations (not otherwise in violation of this Agreement), and property, casualty and/or liability insurance or self-insurance; and

WEST\292770674.6

(n)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (m) above, provided that (i) the principal amount thereof is not increased and (ii) taken as a whole, the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)Investments consisting of cash and Cash Equivalents, and Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendments thereto) has been approved in advance, in writing, by Bank;

(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)Investments accepted in connection with Transfers permitted by Section 7.1;

(f)Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g)Investments (i) by Borrower or any secured Guarantor in any other Borrower or secured Guarantor hereunder, (ii) of any Subsidiary that is not a Borrower or secured Guarantor hereunder in any other Subsidiary that is not a Borrower or secured Guarantor hereunder, (iii) by Borrower or any secured Guarantor in Subsidiaries that are not either Borrowers or secured Guarantors hereunder, in an aggregate amount for all Investments under this clause (iii) not to exceed, together with the Indebtedness permitted pursuant to clause (h) of the defined term “Permitted Indebtedness”, One Million Dollars ($1,000,000) at any time;

(h)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(i)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(j)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k)Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(l)non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support;

(m)Permitted Acquisitions (including the formation and capitalization of Subsidiaries solely in connection with any Permitted Acquisition); and

WEST\292770674.6

(n)other Investments not otherwise permitted hereunder, in an aggregate maximum amount not to exceed One Million Dollars ($1,000,000).

“Permitted Licenses” are:

(a)licenses of over-the-counter software that is commercially available to the public;

(b)licenses of open-source software that is commercially available to the public;

(c)immaterial Intellectual Property licensed to Borrower or any of its Subsidiaries; and

(d)the Caprion License.

“Permitted Liens” are:

(a)Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code;

(c)purchase money Liens or Capital Leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)Permitted Licenses;

(i)Liens in favor of other financial institutions arising in connection with credit card accounts and other accounts; provided that such accounts are permitted to be maintained pursuant to Section 6.6 of this Agreement;

WEST\292770674.6

(j)deposits to secure the performance of bids, statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), and performance bonds, in each case in the ordinary course of business;

(k)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business);

(l)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(m)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(n)bankers’ liens, rights of setoff and similar Liens incurred on deposits held in Deposit Accounts permitted to be maintained in accordance with Section 6.6(a) of this Agreement; and

(o)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7.

“Permitted Locations” means, collectively, the following locations where Collateral may be located from time to time: (a) locations identified in the Perfection Certificate (as the same may be updated from time to time as permitted hereunder), (b) locations with respect to which Borrowers have complied with the requirements of Section 7.2, (c) locations where mobile office equipment (e.g. laptops, mobile phones and the like) may be located with employees in the ordinary course of business, (d) customer sites where testing supplies, samples and lower-level assembly materials are maintained for contracted test performance in the ordinary course of business, (e) other locations where, in the aggregate for all such locations, less than Fifty Thousand Dollars ($50,000) of Collateral is located and (f) in transit between any of the foregoing

“Permitted Lockbox Account” means Borrower’s lockbox account no. x72933 at Chase.

“Permitted Other Accounts” means (a) the Payment Processor Accounts and (b) the Permitted Lockbox Account.

“Permitted Transfers” are:

(a)Transfers of Inventory in the ordinary course of business;

(b)Transfers of surplus, worn‑out or obsolete Equipment or other property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower;

(c)Transfers consisting of Permitted Liens, Permitted Investments and Permitted Licenses;

(d)Transfers consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement;

(e)Transfers consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)Transfers to customers’ of Equipment located at a customer’s site for research and collaboration;

(g)abandonments, cancellations or lapses of Intellectual Property rights or issuances or registrations, or applications for issuances or registrations, of Intellectual Property rights in the ordinary course of

WEST\292770674.6

business, which, in the good faith determination of Borrower, are not material to the conduct of the business of Borrower or its Subsidiaries;

(h)the leasing or subleasing of real property in the ordinary course of business;

(i)Transfers and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license and any related Transfer of improvements made to leased real property resulting therefrom), the Transfers or terminations of which (i) do not materially interfere with the business of Borrower and its Subsidiaries, (ii) relate to closed facilities or the discontinuation of any product line or (iii) are made in the ordinary course of business;

(j)any expiration of any option agreement in respect of real or personal property;

(k)any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(l)distribution, dividends and other payments permitted under Section 7.7;

(m)non-exclusive licenses for the use of Borrower’s or any Subsidiary’s Intellectual Property entered into in the ordinary course of business;

(n)exclusive licenses for the use of non-material and non-core Intellectual Property owned or co-owned by Borrower or any Subsidiary, which in the good faith business judgment of Borrower is expected to remain non-material and non-core to Borrower in perpetuity, entered into in the ordinary course of business; provided that (i) Borrower must deliver ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Bank and deliver to Bank copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (ii) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and

(o)other Transfers not otherwise permitted in clauses (a) through (l) involving assets having a fair market value of not more than One Million Dollars ($1,000,000) in the aggregate in any fiscal year so long as no Event of Default has occurred or would occurs immediately following any such Transfer.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 and 430 of the Internal Revenue Code and is either (i) maintained by Borrower or a Subsidiary of Borrower for the employees of Borrower or its Subsidiaries or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or a Subsidiary of Borrower is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Prepayment Fee” means a fee due upon prepayment (whether voluntary or otherwise) of the Term Loan Advance equal to (a) three percent (3.00%) of the outstanding principal balance of the Term Loan Advance  if the prepayment is made prior to the first (1st) anniversary of the Effective Date, (b) two percent (2.00%) of the outstanding principal balance of the Term Loan Advance if the prepayment is made on or after the first (1st) anniversary of the Effective Date but prior to the second (2nd) anniversary of the Effective Date, (c) one percent (1.00%) of the outstanding principal balance of the Term Loan Advance  if the prepayment is made on or after the second (2nd) anniversary of the Effective Date but prior to October 19, 2025, or (d) zero percent (0.00%) of the outstanding principal balance of the Term Loan Advance if such prepayment occurs at any time thereafter.

WEST\292770674.6

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Quarterly Financial Statements” is defined in Section 6.2(a).

“Reconciliations” is defined in Section 6.2(c) hereof.

“Remaining Months Liquidity” means, as of any date of determination, the result of (a) Liquidity divided by (b) Cash Burn.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell all or any material portion of the Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secured Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Prepayment Fee, the Final Payment, and other amounts Borrower owes Bank now or later, whether under this Agreement, the or any other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is Indebtedness incurred by Borrower subordinated to the Secured Obligations pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Bank and entered into between Bank and the other creditor.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the

WEST\292770674.6

board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Term Loan Advance” is defined in Section 2.1.1(a).

“Term Loan Payment” is defined in Section 2.1.1(b).

“Term Loan Maturity Date” is March 1, 2026.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“TTM Revenue Milestone” means Bank’s receipt, after the Effective Date but on or prior to March 19, 2023 of evidence reasonably satisfactory to Bank (based on financial statements prepared in accordance with GAAP) confirming that Borrower has, as of the end of any calendar month ending on or prior to September 30, 2022, achieved at least Sixty-Five Million Dollars ($65,000,000) in revenue (measured in accordance with GAAP on a trailing twelve (12) month basis).

[Signature page follows.]

WEST\292770674.6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

BIODESIX, INC.

By: /s/ SCOTT HUTTON
Name: Scott Hutton
Title: Chief Executive Officer

BANK:

SILICON VALLEY BANK

By: /s/ KRISTINE ROHMER
Name: Kristine Rohmer
Title: Vice President

[Signature Page to Loan and Security Agreement]

WEST\292770674.6

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include

(a)

more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of a foreign subsidiary which shares entitle the holder thereof to vote for directors or any other matter, but only if Borrower can demonstrate to Bank’s reasonable satisfaction that pledging in excess of sixty-five percent (65%) of the outstanding shares of capital stock of such foreign subsidiary would cause an adverse tax consequence for Borrower or the applicable foreign subsidiary;

(b)

any interest of Borrower as a lessee or sublessee under a real property lease or an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (but only to the extent that such prohibition is enforceable under all applicable laws including, without limitation, the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank;

(c)

rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law;

(d)

any interest of Borrower as a lessee under an equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or lien would cause a default to occur under such lease; provided, however, that, upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank;

(e)	deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit plans to or for the benefit of Borrower’s employees,
(f)	any Intellectual Property;

provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property.  If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

WEST\292770674.6

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

WEST\292770674.6

EXHIBIT B

COMPLIANCE statement

TO:	SILICON VALLEY BANK	Date:
FROM:	BIODESIX, INC.

Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”): Borrower is in compliance in all material respects for the period ending _______________ with all required covenants except as noted below.  Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly financial statements with Compliance Statement	Within 5 Business Days following the date Borrower is required to file its Form 10-Q	Yes No
Annual financial statements (CPA Audited)	Within 5 Business Days following the date Borrower is required to file its Form 10-K	Yes No
A/R & A/P Agings and a Detailed Listing of Borrower’s Account Debtors	Monthly within 10 Business Days	Yes No
Inventory Reports	Monthly within 30 days	Yes No
10‑Q, 10‑K and 8-K	Within 5 Business Days after filing with SEC	Yes No
Board approved projections	Within 75 days after FYE, or, if earlier, the 7th Business Day following approval by the Borrower’s board of directors, and within seven (7) Business Days of any material updates/amendments thereto	Yes No

Financial Covenants	Required	Actual	Complies

Minimum Liquidity Ratio (maintain at all times)	0.95:1.0	_____:1.0	Yes No
Minimum Revenue (trailing six (6) month basis) (tested quarterly)	__________	$______________	Yes No

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries?  If yes, provide copies of any such amendments or changes with this Compliance Statement.

Yes	No

WEST\292770674.6

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above:  (If no exceptions exist, state “No exceptions to note.”)

--------------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------------------

WEST\292770674.6